Exhibit 99.2
LTM 3/31/07 Revenue Breakdown Total = $1.293 billion

Energy Revenue LTM 3/31/07 International IPP Energy Revenue - $134 million. Domestic IPP Energy Revenue - $26 million. Service Fee facilities Energy Revenue - $54 million. Includes electricity and steam sales. This represents the Company's share of gross energy revenue which approximates 15%. Tip Fee structured facilities Energy Revenue - $225 million. Includes electricity and steam sales. $439 million

Waste & Service Fee Revenue LTM 3/31/07 Other Service Fee Revenue - $29 million. This is primarily sales of scrap metal recovered from waste processed. Service Fee Revenue - $457 million earned for processing 9.5 million tons of waste at facilities structured with Service Fee contracts. Includes $103 million earned explicitly to pay project debt service on Company- owned Service Fee facilities. Tip Fee Revenue - $339 million earned for disposing 5.7 million tons of waste under contracts structured with Tip Fee arrangements (5.5 million tons disposed of at WTE facilities, remainder disposed at landfills). $825 million